Exhibit 99.1

Verso Paper Corp. Reports First Quarter 2012 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 14, 2012--Verso Paper Corp. (NYSE: VRS) today reported financial results for the first quarter of 2012. Results for the quarters ended March 31, 2012 and 2011 include:

  Operating loss of $12.3 million in 2012 compared to operating income of $14.1 million in 2011.
  Net loss before items of $39.0 million in 2012, or $0.74 per diluted share, compared to a net loss before items of $18.1 million, or $0.34 per diluted share in 2011.
  Adjusted EBITDA before pro forma effects of profitability program of $25.3 million in 2012, compared to $47.0 million in 2011. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).
  Refinancing transactions push back approximately $840 million of 2012-2016 maturities to 2017 and 2019, capture significant debt discount and enhance financial flexibility. Less than 7% of Verso’s debt now matures before 2016.

Overview

Verso’s net sales for the first quarter of 2012 decreased $41.3 million, or 9.9%, reflecting an 8.2% decrease in sales volume and a 1.9% decrease in the average sales price for all of our products. Typically the first quarter is a seasonally slow quarter due to lower demand for coated paper. However, prior year results were positively impacted by unusually high sales volume for coated papers in March of 2011. The decline in sales volume for the first quarter of 2012 was also impacted by the permanent shutdown of three paper machines in the fourth quarter of 2011. The lower average sales price for all of our products reflects a decline in the price of pulp while coated paper prices remained flat compared to the first quarter of 2011. We announced a price increase of $60 per ton on coated groundwood and $30 per ton on coated freesheet, effective May 1, 2012. Additionally, three pulp price increases, each for $30 per metric ton, have been announced since March 1.

Verso reported a net loss of $73.9 million in the first quarter of 2012, or $1.40 per diluted share, which included $34.9 million of charges from special items, or $0.66 per diluted share, primarily due to debt refinancing and unrealized hedge losses. Verso had a net loss of $44.6 million, or $0.84 per diluted share, in the first quarter of 2011, which included $26.5 million of charges from special items, or $0.50 per diluted share, primarily due to losses associated with debt refinancing.

“Our EBITDA results for the first quarter of 2012 are pretty much in line with what we expected. Compared to the first quarter of last year when volumes were exceptionally high, the current quarter was also impacted, primarily in the commercial print area, by sluggishness in advertising spending. Additionally, pulp prices were almost $90 per ton below last year’s levels and, although input prices eased compared to the fourth quarter of 2011, they were significantly higher than last year’s first quarter,” said Mike Jackson, President and Chief Executive Officer of Verso.

“Having said that, we anticipate both pulp and paper prices will gain positive momentum as we move into the latter part of the second quarter and continuing into the busier second half of the year. We have announced price increases for our paper products, and there have already been three pulp price increase announcements made over the last few months. We also should see more moderate input price impact going forward.

“During the first quarter, we attained our best ever safety performance with a total incident rate of .74 and a lost work day rate of zero. These results are indicative of total employee engagement and have a positive influence on costs.

“We continue to focus on our capital structure, refinancing our existing senior secured notes due 2014 with new senior secured notes due 2019. We received commitments from lenders for new senior credit facilities consisting of a $150.0 million asset-based loan revolving credit facility and a $50.0 million cash-flow revolving credit facility, which we entered into on May 4. These facilities replace our existing $200.0 million revolving credit facility which expires in August 2012. On May 11 we successfully completed exchange offers for almost all of our second priority senior secured floating rate notes due 2014 and for a portion of our senior subordinated notes due 2016, both of which will extend our maturity dates to 2019. In total, we refinanced approximately $840 million of 2012-2016 maturities with 2017 and 2019 maturities, and improved our weighted average maturity from 2015 to 2018, while at the same time capturing significant debt discount and improving our financial flexibility. We believe these transactions ensure Verso remains on strong footing and serve to enhance shareholder value.”

Summary Results

Results of Operations – Comparison of the First Quarter of 2012 to the First Quarter of 2011

	Three Months Ended
	March 31,
(Dollars in thousands)	2012	2011
Net sales	$375,295	$416,592
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	337,280	352,528
Depreciation, amortization, and depletion	31,423	31,347
Selling, general, and administrative expenses	18,818	18,634
Restructuring and other charges	85	-
Total operating expenses	387,606	402,509
Operating income (loss)	(12,311)	14,083
Interest income	(2)	(34)
Interest expense	32,119	32,389
Other loss, net	29,570	26,327
Loss before income taxes	(73,998)	(44,599)
Income tax benefit	(69)	(2)
Net loss	$(73,929)	$(44,597)

Net Sales. Net sales for the first quarter of 2012 decreased 9.9%, to $375.3 million from $416.6 million in the first quarter of 2011, as total sales volume decreased 8.2%. The decline in total sales volume reflects the unusually high sales volume for coated papers in March of 2011 and the permanent shutdown of three paper machines in the fourth quarter of 2011. The average sales price for all of our products decreased 1.9%, reflecting a decline in the price of pulp.

Net sales for our coated papers segment decreased 13.8% in the first quarter of 2012 to $303.2 million from $351.7 million for the same period in 2011, due to a 13.8% decrease in paper sales volume while the average paper sales price per ton remained flat.

Net sales for our market pulp segment decreased 8.0% to $32.9 million in the first quarter of 2012 from $35.7 million for the same period in 2011. This decline reflects a 14.8% decrease in the average sales price per ton, which was partially offset by an increase of 8.0% in sales volume compared to the first quarter of 2011.

Net sales for our other segment increased 34.4% to $39.2 million in the first quarter of 2012 from $29.2 million in the first quarter of 2011. The improvement in 2012 was due to a 33.6% increase in sales volume, reflecting the continued development of new paper product offerings for our customers. The average sales price per ton was up slightly.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $368.7 million in the first quarter of 2012 compared to $383.9 million in 2011. Our gross margin, excluding depreciation, amortization, and depletion, was 10.1% for the first quarter of 2012 compared to 15.4% for the first quarter of 2011. Depreciation, amortization, and depletion expenses were $31.4 million in both the first quarter of 2012 and 2011.

Selling, general, and administrative. Selling, general, and administrative expenses were $18.8 million in the first quarter of 2012 compared to $18.6 million for the same period in 2011.

Interest expense. Interest expense for the first quarter of 2012 was $32.1 million compared to $32.4 million for the same period in 2011.

Other loss, net. Other loss, net for the first quarter of 2012 was $29.6 million compared to $26.3 million for the first quarter of 2011. Included in the results for the first quarter of 2012 and 2011, respectively, were losses of $30.0 million and $26.1 million related to the early retirement of debt in connection with debt refinancing.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle and is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods presented.

	Three		Three	Twelve
	Months	Year	Months	Months
	Ended	Ended	Ended	Ended
	March 31,	December 31,	March 31,	March 31,
(Dollars in millions)	2011	2011	2012	2012
Net loss	$(44.6)	$(137.1)	$(73.9)	$(166.4)
Income tax expense	-	0.2	(0.1)	0.1
Interest expense, net	32.4	126.5	32.1	126.2
Depreciation, amortization, and depletion	31.4	125.3	31.4	125.3
EBITDA	19.2	114.9	(10.5)	85.2
Adjustments to EBITDA:
Loss on early extinguishment of debt, net(1)	26.1	26.1	30.0	30.0
Goodwill impairment(2)	-	18.7	-	18.7
Restructuring and other charges(3)	-	24.5	0.1	24.6
Hedge losses(4)	-	7.5	4.7	12.2
Equity award expense(5)	0.6	2.4	0.6	2.4
Other items, net(6)	1.1	8.4	0.4	7.7
Adjusted EBITDA before pro forma effects of profitability program	47.0	202.5	25.3	180.8
Pro forma effects of profitability program(7)				57.6
Adjusted EBITDA				$238.4
(1)Represents net loss related to debt refinancing.
(2)Represents impairment of goodwill allocated to the coated paper segment.
(3)Represents costs associated with the shut-down of three paper machines.
(4)Represents unrealized losses on energy-related derivative contracts.
(5)Represents amortization of non-cash incentive compensation.
(6)Represents earnings adjustments for product development costs and other miscellaneous non-recurring items.
(7)Represents cost savings expected to be realized as part of our cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss first quarter results. Analysts and investors may participate in the live conference call by dialing 719-325-4802 or, within the U.S. and Canada only, 877-548-7905, access code 9438650. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at www.versopaper.com/investorrelations by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?eventid=111463. This release and Verso’s 10-Q for the first quarter of 2012 will be made available on Verso's website at www.versopaper.com/investorrelations by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 9438650. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available for 14 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com